Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Annual Report (Form 10-K) of S&T Bancorp, Inc. of our reports dated February 24, 2006, with respect to the consolidated financial statements of S&T Bancorp, Inc., S&T Bancorp, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of S&T Bancorp, Inc. included in the 2005 Annual Report to Shareholders of S&T Bancorp, Inc.

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-113714 and Form S-3 No. 333-108174) of S&T Bancorp, Inc. and in the related Prospectuses, and in the Registration Statements (Form S-8 No. 33-60530, Form S-8 No. 333-48549, Form S-8 No. 333-69403 and Form S-8 No. 333-111557), of our reports dated February 24, 2006, with respect to the consolidated financial statements of S&T Bancorp, Inc., S&T Bancorp, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of S&T Bancorp, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

February 28, 2006